Exhibit 99.1

FOR IMMEDIATE RELEASE

ARI NET INCOME INCREASES BY 7 CENTS PER SHARE IN FIRST QUARTER

Core Electronic Catalog Business Continues to Grow

Milwaukee, Wis., December 2, 2004 – ARI (OTCBB: ARIS), a leading provider of electronic parts catalogs and related technology and services to increase sales and profits for dealers in the manufactured equipment markets, today reported results for the first quarter of fiscal 2005 ended October 31, 2004.

Revenues for the first quarter of fiscal 2005 were $3.28 million, compared to revenues of $3.29 million for the first quarter of the prior fiscal year.  Net income was $494,000 or $0.08 per diluted share for the first quarter of fiscal 2005, compared to net income of $72,000 or $0.01 per diluted share for the comparable prior period.

“Our core electronic catalog business in North America continues to grow, with revenues from this business increasing 6% in the first quarter over last year,” said Brian E. Dearing, chairman and chief executive officer of ARI.  “While we are pleased with the growth in our core business, the increase was not enough to offset a decline in revenues from our European catalog business and the anticipated decrease in revenues from our non-strategic business areas.”

Dearing said the decline in European catalog revenues reflected the loss of a key customer in the power generation market and the discontinuation of a legacy microfiche publishing application, which was done as an accommodation for another catalog customer.  “We remain excited about the opportunity in the European market.  We are continuing to invest in new products for this market and have strengthened our international operations with the recent addition of Paul W. Versteeg as Director of International Operations.  Paul is a talented manager and sales executive with more than 25 years of international experience.  He will be responsible for increasing sales, improving customer support and introducing new products in the international marketplace,” said Dearing.

“Much of the increase in net income for the first quarter was due to a reduction of approximately $250,000 in non-cash expenses resulting from the completion of the amortization of the Network Dynamics acquisition.  Another factor was the unusually high level of legal expenses in last year’s first quarter, which was associated with the repurchase of shares from WITECH, the institution of a Shareholder Rights Plan, and the Option Exchange Program.  Net income also

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ARI Net Income Increases by 7 Cents Per Share in First Quarter

benefited from the one-time reversal of an accrual for sales tax liabilities after a favorable result with the State of Wisconsin,” said Dearing.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 22% to $769,000 in the first quarter of fiscal 2005, compared to EBITDA of $631,000 for the same period in the prior year.

“Our cash balance of $3.2 million at the end of the first quarter of fiscal 2005 was still very healthy, but was lower than at the end of the previous quarter.  The decrease reflects an expenditure of approximately $400,000 related to the acquisition of software from a third party.  We intend to use this software as the basis of a new ARI offering that is currently under development for release this winter,” said Dearing.  “This is consistent with our strategy to re-deploy cash back into the business to fund our future growth.”

Dearing said the company also recently introduced ARI ServiceSmart™, a new fleet equipment electronic maintenance management tool.  The software enables fleet managers to accurately and cost-effectively manage their preventive maintenance services, inventory and records to extend the life of their equipment and reduce equipment downtime.  “This is the next step in our strategy to provide a comprehensive suite of products and services that dealers and professionals can use to increase their sales, profits and productivity.  In addition to enhanced versions of our market-leading PartSmart™ and EMPARTweb™ electronic catalog products, we have introduced a suite of Integrated Marketing Services to help dealers increase their sales, including ARI MailSmart™ and WebsiteSmart™,” said Dearing.

“Throughout fiscal 2005, we will be implementing the requirements of Section 404 of the Sarbanes-Oxley Act (SOX404), which relate to internal controls.  Complying with SOX404 will require expenditures of time and money each year going forward, but the greatest portion of the expenses will be in fiscal 2005, the first year we are required to implement these new rules,” Dearing said. “Our objective is to obtain an opinion from our external auditors that the Company is indeed in compliance as of July 31, 2005, the end of our current fiscal year.”

“Looking ahead to the remainder of the year, we expect net income to increase vs. last year, partly due to the completion of the amortization of the Network Dynamics acquisition, and partly due to continuing cost control.  However, we expect EBITDA to increase only modestly or remain flat as we use some of our cash flow to invest in growth.  We expect the core catalog business to remain solid, and that revenues from our new products will begin to make a positive difference in our revenues during the second half of the year,” Dearing said.

About ARI

ARI is a leading provider of electronic parts catalogs and related technology and services to increase sales and profits for dealers in the manufactured equipment markets.  ARI currently provides approximately 78 parts catalogs (many of which contain multiple lines of equipment) for

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ARI Net Income Increases by 7 Cents Per Share in First Quarter

approximately 65 equipment manufacturers in the U.S. and Europe.  More than 88,000 catalog subscriptions are provided through ARI to more than 28,000 dealers and distributors in more than 120 countries in a dozen segments of the worldwide equipment market including outdoor power, power sports, ag equipment, recreation vehicle, floor maintenance, auto and truck parts aftermarket, marine and construction.  The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD and provides expert catalog publishing and consulting services.  ARI also provides dealer marketing services, including technology-enabled direct mail and a template-based dealer website service that makes it quick and easy for an equipment dealer to have a professional and attractive website.  In addition, ARI e-Catalog systems support a variety of electronic pathways for parts orders, warranty claims and other transactions between manufacturers and their networks of sales and service points.  ARI currently operates three offices in the United States and one in Europe and has sales and service agents in Australia, England and France providing marketing and support of its products and services.

First Quarter Earnings Conference Call

ARI’s First Quarter Conference Call is scheduled for Thursday, December 2, 2004 at 3:30 p.m. Central Time/4:30 p.m. Eastern Time.  If you would like to participate on a listen-only basis, please dial in five to ten minutes prior to the starting time at 1-800-967-7134 (International callers dial 1-719-457-2625) and ask for conference code 752723 or request to be connected to Brian Dearing’s conference call.  A rebroadcast will be available beginning at 5:30 p.m. Central Time, Thursday, December 2, 2004 by calling 1-888-203-1112 (International callers dial 1-719-457-0820) and entering passcode 752723.  A replay of ARI’s conference call, as well as notes and financial information presented in the call, will also be available on ARI’s website, www.arinet.com, after 6:00 p.m. Central Time on Friday, December 3, 2004.  Click on the “Investor Relations” tab to access the information.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act.  The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning.  Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows.  The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements.  Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-KSB for fiscal year ended July 31, 2004 filed with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.  For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Nancy Krajcir-Bennett

ARI

Tel:

(414) 973-4380

Fax:

(414) 973-4357

E-mail: krajcir@arinet.com

ARI Network Services, Inc.
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended
	October 31
	2004	2003
Net revenues:
Subscriptions, support and other services fees	$ 2,402	$ 2,289
Software licenses and renewals	576	589
Professional services	297	407
	3,275	3,285
Operating expenses:
Cost of products and services sold:
Subscriptions, support and other services fees	193	155
Software licenses and renewals *	154	462
Professional services	82	191
	429	808
Depreciation and amortization (exclusive of amortization
of software products included in cost of products
and services sold)	54	35
Customer operations and support	262	283
Selling, general and administrative	1,709	1,758
Software development and technical support	421	341
Operating expenses before amounts capitalized	2,875	3,225
Less capitalized portion	(162)	(64)
Net operating expenses	2,713	3,161
Operating income (loss)	562	124
Other income (expense)
Interest expense	(44)	(81)
Other, net	12	29
Total other expense	(32)	(52)
Income before provision for income taxes	530	72
Income tax expense	(36)	-
Net income (loss)	$ 494	$ 72

Average common shares outstanding:
Basic	5,942	5,796
Diluted	6,239	5,921
Basic and diluted net income (loss) per share:
Basic	$0.08	$0.01
Diluted	$0.08	$0.01

*	includes amortization of software products of $141 and $443 and excluding other depreciation and amortization shown separately

	Reconciliation of Non-Gaap Measures

Earnings before Interest, Taxes, Depreciation and Amortization
Net Income	$ 494	$ 72
Plus: Interest	44	81
Amortization of software products	141	443
Other depreciation and amortization	54	35
Income tax expense	36	-
Earnings before interest, taxes, depreciation and amortization	$ 769	$ 631

ARI Network Services, Inc.
Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	October 31	July 31
ASSETS	2004	2004
Current Assets:
Cash	$ 3,170	$ 3,357
Trade receivables, less allowance for doubtful accounts of $65 at
October 31, 2004 and $44 at July 31, 2004	752	1,121
Prepaid expenses and other	109	187
Total Current Assets	4,031	4,665
Equipment and leasehold improvements:
Computer equipment	4,670	4,607
Leasehold improvements	73	73
Furniture and equipment	1,497	1,491
	6,240	6,171
Less accumulated depreciation and amortization	5,684	5,630
Net equipment and leasehold improvements	556	541

Other assets	39	15

Capitalized software product costs	10,805	10,203
Less accumulated amortization	9,374	9,233
Net capitalized software product costs	1,431	970

Total Assets	$ 6,057	$ 6,191

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current portion of notes payable	$ 1,000	$ 1,000
Accounts payable	282	260
Deferred revenue	4,843	5,453
Accrued payroll and related liabilities	1,185	951
Accrued sales, use and income taxes	429	489
Other accrued liabilities	623	564
Current portion of capital lease obligations	7	10
Total Current Liabilities	8,369	8,727

Long term liabilities:
Notes payable (net of discount)	3,033	3,306
Long term payroll related	495	495
Other long term liabilities	211	211
Capital lease obligations	3	3
Total Long Term Liabilities	3,742	4,015

Shareholders' equity (deficit):
Cumulative preferred stock, par value $.001 per share,
1,000,000 shares authorized; 0 shares issued and outstanding
at October 31, 2004 and July 31,2004, respectively	-	-
Common stock, par value $.001 per share, 25,000,000 shares
authorized; 5,963,347 and 5,923,034 shares issued and outstanding
at October 31, 2004 and July 31,2004, respectively	5	5
Common stock warrants and options	36	36
Additional paid-in-capital	93,628	93,625
Accumulated deficit	(99,723)	(100,217)
Total Shareholders' Equity (Deficit)	(6,054)	(6,551)

Total Liabilities and Shareholders' Equity (Deficit)	$ 6,057	$ 6,191

ARI Network Services, Inc.
Statements of Cash Flows
(In thousands)
(Unaudited)
		Three months ended
		October 31
		2004	2003
	Operating activities
	Net income (loss)	$ 494	$ 72
	Adjustments to reconcile net income (loss) to net cash
	provided by operating activities:
	Amortization of software products	141	443
	Amortization of deferred financing costs, debt discount and
	excess carrying value over face amount of notes payable	(21)	(15)
	Depreciation and other amortization	54	35
	Stock issued as contribution to 401(k) plan	37	37
	Net change in receivables, prepaid expenses and other
	current assets	422	149
	Net change in accounts payable, deferred revenue, accrued
	liabilities and long term liabilities	(392)	(653)
	Net cash provided by operating activities	735	68

	Investing activities
	Purchase of equipment and leasehold improvements	(69)	(17)
	Purchase of assets related to acquisitions	-	(108)
	Software product costs capitalized	(602)	(64)
	Net cash used in investing activities	(671)	(189)

	Financing activities
	Payments under notes payable	(251)	(200)
	Payments of capital lease obligations	(3)	(7)
	Debt issuance costs incurred	-	(20)
	Proceeds from issuance of common stock	3	2
	Net cash used in financing activities	(251)	(225)
	Net increase (decrease) in cash	(187)	(346)
	Cash at beginning of period	3,357	-
	Cash at end of period	$ 3,170	$ (346)

	Cash paid for interest	$ 64	$ 22
	Cash paid for income taxes	$ 55	$ -

	Noncash investing and financing activities
	Issuance of common stock in connection with acquisitions	-	37
	Exchange of equity to debt	-	1,000

		Reconciliation of Non-Gaap Measures

	Earn/Burn Rate
	Cash provided by operations	$ 735	$ 68
less:	Net change in receivables, prepaid expenses and
	other current assets	(422)	(149)
	Net change in payables, deferred revenue,
	accrued liabilities and long term liabilities	392	653
	Cash used in investing	(671)	(189)
	Earn/Burn Rate	$ 34	$ 383

	Revenue by Industry Sector
	(In thousands)

	Three months ended
	October 31
			Percent
Industry Sector:	2004	2003	Change
Equipment Industry
North American
Recurring	$ 2,492	$ 2,355	6%
Non-recurring	395	366	8%
Subtotal	2,887	2,721	6%

Non-North American
Recurring	224	295	-24%
Non-recurring	-	68	-100%
Subtotal	224	363	-38%

Total Equipment Industry
Recurring	2,716	2,650	3%
Non-recurring	395	434	-9%
Total	3,111	3,084	1%

Non-equipment Industry
Recurring	164	201	-18%
Non-recurring	-	-	-100%
Total	164	201	-18%

Total Revenue
Recurring	2,880	2,851	1%
Non-recurring	395	434	-9%
Total	$ 3,275	$ 3,285	0%

	Revenue by Product in the Equipment Industry
	(In thousands)

	Three months ended
	October 31
			Percent
Product:	2004	2003	Change
Catalog and related
Recurring	$ 2,599	$ 2,517	3%
Non-recurring	395	428	-8%
Subtotal	2,994	2,945	2%

Communication
Recurring	117	133	-12%
Non-recurring	-	6	-100%
Subtotal	117	139	-16%

Total Equipment Industry	$ 3,111	$ 3,084	1%